Exhibit 10.7

LD-AG-020

COMMERCIAL TENANCY

THIS AGREEMENT is dated December 20, 2022

BETWEEN the parties described as the Landlord and the Tenant respectively in Part I of the First Schedule

WHEREBY IT IS AGREED as follows:

SECTION I

INTERPRETATION AND AGREEMENT

1.1	Interpretation

In this Agreement, the expressions set out below and in the Schedules hereto shall where the context so admits have the meanings respectively ascribed to them below or and, as the case may be, in the Schedules:

(a)	“Authority” means any Government department and/or competent authority;

(b)	“Business Day” means Monday to Friday on which banks are ordinarily open for business in HKSAR;

(c)	“Government” means the Government of HKSAR;

(d)	“IIKSAR” means Hong Kong Special Administrative Region of The People’s Republic of China;

(e)	“Laws” means all applicable laws, ordinances, by-laws, rules, regulations and any guidelines, codes of practice, requirements, notices and orders of any Authority now or hereafter in force;

(f)	“Permits” means all licences, approvals, permits, authorities, permissions, consents, orders, franchises, and other necessary authorizations for operation and maintenance of the Tenant’s business, or the use and occupation of the Premises by the Tenant or otherwise, including without limitation those relating to any work for fitting out, construction, repair, maintenance or reinstatement;

(g)	“Tenant’s Agents” means the employees, servants, agents, contractors, licensees, workmen, invitees, customers or visitors of the Tenant.

1.2	Joint and several liability

In this Agreement, where the context so permits or requires words importing a gender include all other genders. If there are two (2) or more persons included in the expression “Tenant”, covenants expressed to be made by the Tenant shall be deemed to be made by such persons jointly and severally.

1.3	Headings and index

The headings and covering pages are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto.

1.4	Third Party Rights

The Landlord and the Tenant do not intend any term of this Agreement to be enforceable by any person, firm, company or corporation who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (“CRTPO”) and agree that this Agreement shall be excluded from the application of the CRTPO.

2	Premises Term and Rent

The Landlord shall let and the Tenant shall take, in the state and condition as it is, ALL TI AT the premises more particularly set out in Part II of the First Schedule (“Premises”) for the term set out in Part III of the First Schedule (“Term”) and at such rent (“rent”), Management Fee [and Air-Conditioning Charge], rates, Government rent (which are, unless the context otherwise requires, collectively included in the term “Rent”) and other charges as are from time to time payable in advance and in accordance with the provisions set out in this Agreement, including provisions in the Second Schedule. The Tenant shall have the right to use (in common with the Landlord and all others having the like right) the entrances, staircases, landings, lavatories, corridors and passages in the Building as defined in Part II of the First Schedule AND the passenger lifts and freight lifts, escalators and central air-conditioning service serving the Premises whenever the same shall be operating and insofar as the same are necessary for the proper use and enjoyment of the Premises and for conveying goods merchandise and raw materials to and from the Premises from and to the loading and unloading areas of the Building respectively, to pass and repass with vehicles over and along the loading and unloading areas of the Building for loading and discharging goods merchandise and raw materials SUBJECT to the Tenant’s compliance with the rules and regulations from time to time prescribed by the manager or management committee or similar management body for the time being of the Building (if any) (“Building Manager”) and the payment of such charges and fees as may be charged therefor.

SECTION II
DEPOSIT

1	Deposit

1.1	The Tenant shall on or before the signing hereof deposit with the Landlord the sum(s) specified in Part V of the First Schedule and, where applicable, a bank guarantee in the sum specified in Part V of the First Schedule (“Deposit”) to secure the due observance and performance by the Tenant of the terms and conditions herein contained and on the part of the Tenant to be observed and performed. The bank guarantee shall be in a form and from a licensed bank in HKSAR approved by the Landlord and shall be subsisting and valid for the whole Term and until at least forty five (45) days after the expiration or sooner determination of this Agreement.

1.2	The Deposit shall, subject to clause 1 of Section IX hereof, be retained by the Landlord throughout the Term without interest. The Tenant hereby specifically and irrevocably authorises the Landlord (but the Landlord is not obliged to and without prejudice to any other Landlord’s right or remedy) to deduct and apply the Deposit in payment of (i) the amount of any arrears of Rent and other charges payable hereunder by the Tenant; and (ii) any costs, expenses, loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the terms or conditions herein contained. In addition thereto or alternatively, the Landlord may call in the bank guarantee to settle the amounts referred to in (i) and/or (ii) above, or the shortfall thereof, where applicable.

1.3	If any deduction is made by the Landlord from the Deposit or if there shall be any increase in the Rent, the Tenant shall forthwith on demand by the Landlord make a further deposit and/or provide an additional bank guarantee equal to the amount so deducted or the amount proportionate to the increase in Rent to restore the ratio of Deposit to the Rent to that previously subsisting. Failure by the Tenant to comply with the aforesaid obligation shall entitle the Landlord to determine this Agreement and forthwith to re-enter upon the Premises.

1.4	If, at the expiration or sooner determination of this Agreement, there is any money due and owing by the Tenant to the Landlord under any other contract(s) or agreement(s) made between the Landlord and the Tenant (whether or not any other party is also party to such contract or agreement), the Landlord shall be entitled, at its absolute discretion, to deduct and apply the Deposit or any part thereof or hold it on account for or in settlement of the money, loss and damage (whether liquidated or pending assessment) or any part thereof then due or to be due and owing to the Landlord as aforesaid.

2	Refund of Deposit

Subject as aforesaid, the Deposit shall be refunded to the Tenant by the Landlord without interest within forty five (45) days after (i) the expiration or sooner determination of this Agreement and delivery of vacant possession of the Premises to the Landlord; and (ii) settlement of the last outstanding claim by the Landlord against the Tenant for any arrears of Rent and other charges and for any breach of any of the terms and conditions contained in the Agreement and on the part of the Tenant to be observed or performed.

3	Transfer of Deposit

In the event the Premises and/or Landlord’s interest in this Agreement shall be assigned by the Landlord to any party, the Landlord shall be entitled to transfer directly the Deposit or the balance thereof to the assignee, after making any deduction(s) as permitted under this Agreement (whether with or without consent of the Tenant) PROVIDED that the assignee shall undertake to refund the Deposit or balance thereof to the Tenant in accordance with the provisions hereof. Upon such transfer, the Landlord shall be released from any and all further obligations to the Tenant in respect of the Deposit, and the Tenant shall thereafter have no claim whatsoever against the Landlord in respect thereof. In the event of there being a bank guarantee, the Tenant will upon request provide a substitute guarantee in favour of the assignee in exchange for that provided to the Landlord.

SECTION HI

TENANT’S OBLIGATIONS

The Tenant hereby agrees with the Landlord as follows:

1	Rent and Management Fee, etc.

1.1	To pay the rent in advance as set out in Part I of the Second Schedule clear of all deductions, counterclaim, legal or equitable setoff on the first day of each calendar month, the first and last of such payments to be apportioned according to the number of days in the month included in the Term.

1.2	To pay and discharge, at the same time and in the same manner as the rent is payable,

(a)	the Management Fee and Air-Conditioning Charge; and

(b)	any other service and maintenance charges payable by the owner or occupier of the Premises or (as the case may be) the Landlord including (without limitation) such charges as may be demanded from time to time by the Building Manager; and/or

(c)	those charges payable in respect of the Premises pursuant to the deed of mutual covenant and management agreement, if any, (“Deed of Mutual Covenant”) relating to the Building and/or the Premises.

Subject to revisions as provided in this Agreement, the Management Fee and Air-Conditioning Charge payable at the commencement of the Term are set out in Part of the Second Schedule.

1.3	If the day on which the Rent or any part(s) thereof or other payments fall due under this Agreement is not a Business Day, the relevant payment of Rent or any part(s) thereof or otherwise shall become due and payable on the preceding Business Day.

1.4	In paying any Rent or any part(s) thereof or other payments required under this Agreement, the Tenant shall make or tender the payments by autopay services of the bank if so required by the Landlord or by cashier orders, cheques/ e-cheques or if the facilities are available to the Landlord, by direct debit payments, electronic fund transfer payments or internet payment services through banks, financial institutions and/or electronic payment platforms into the account designated by the Landlord. The Tenant shall provide the Landlord with relevant receipts, pay-in-slips, or other documentary evidences to support the payments upon written request by the Landlord at any time during the Term, failing which, the Landlord is entitled to treat the Tenant as not having made the payment and to exercise any and all its right to recover such payment as it deems appropriate. The Tenant shall not tender any cash to the Landlord for such payments.

1.5	(a)	If payment is made by the Tenant by cheque, such cheque must be crossed and honoured for payment by the bank upon presentation for payment by Landlord before payment shall be regarded as having been made by the Tenant. Further, if the cheque so received by the Landlord shall be lost, stolen or destroyed by fire or any other cause before the Landlord presents the cheque to the bank for payment, such payment shall be regarded as not having been made by the Tenant to the Landlord and the Tenant’s obligation to pay and make good payment of the Rent concerned shall remain without any deduction, set-off or counterclaim whatsoever. In this case, the Tenant shall not be required to pay any interest payable under clause 3 of section 1X hereof between the date of receipt of the cheque by Landlord and fourteen (14) days after request by Landlord to the Tenant for replacement cheque.

(b)	The cheque must reach the office of the Landlord before 3:30 p.m. in the afternoon of the due date, failing which the payment shall be deemed to have been paid by the Tenant on the following Business Day.

1.6	If, at any time and from time to time during the Term, the operating cost relative to the supply of the air-conditioning and/or the costs and expenses for the provision of management services to the Building and/or the Premises shall have risen over the costs prevailing at the commencement of the Term, the Landlord shall be entitled to serve one (1) month’s written notice upon the Tenant to increase the relevant charges by appropriate amount(s). The Landlord’s or the Building Manager’s assessments of the appropriate increase shall be conclusive and binding on the Tenant and thereafter such increased charges shall prevail.

1.7	If the Tenant requires air-conditioning outside the normal air-conditioning supply hours set out in the Fourth Schedule, the Tenant shall give to the Landlord not less than twenty four (24) hours’ prior notice in writing. Additional air-conditioning will normally be provided on condition that the additional air-conditioning shall be applied in units of one hour and at least two (2) hours on each occasion at such rate as may be charged by the Landlord and/or the Building Manager from time to time.

1.8	If the Management Fee and Air-conditioning Charge shall be in arrears for more than fifteen (15) days, the Landlord shall, without prejudice to any other rights or remedies of the Landlord, be thereafter at its discretion entitled to suspend or discontinue the provision of all or some of management and/or air-conditioning services to the Premises including any cleaning service, if any, until such default or breach has been rectified and the Landlord shall not incur any liability to the Tenant for any interruption, inconvenience, disturbance, nuisance, loss or damage suffered by the Tenant as a result thereof.

1.9	Where the Tenant tenders payment of the Rent or such other charges as reserved hereunder to the Landlord by whatever means (including any payment made by the Tenant to the Landlord in satisfaction of such claims arising from the warrant of distress and other writs of execution levied by the Landlord), it is hereby irrevocably agreed and acknowledged by the Tenant that

(a)	withstanding that in tendering or making the payment as aforesaid (i) the Tenant has stipulated or has made appropriation (whether verbally or in writing) as to which part or period of the Rent or such charges (whether the same has become overdue or not) the payment is purportedly to be applied towards settlement or (ii) the Tenant has made payment to settle the amount as demanded in the warrant of distress or other writs of execution for the arrears of specific period(s), the same stipulation or appropriation of payment of the Tenant shall not be binding on the Landlord;

(d)	the Landlord is hereby irrevocably authorised by the Tenant to have overriding right to apply the payment tendered by the Tenant to settle or pay off such of the Rent or charges due under this Agreement in whatever manner, period and amount as the Landlord deems appropriate without any compliance with the Tenant’s stipulation or appropriation;

(e)	the Landlord’s overriding right of appropriation provided above shall apply and subsist notwithstanding any rule of law or equity which is contrary or inconsistent with such overriding right; and

(f)	for the avoidance of doubt, the Landlord shall not be required to give any notice to the Tenant before its exercise of the overriding right. The manner, period and amount of the application of Tenant’s payment as stated or shown in the payment advice, official receipt, demand note or notice of the Rent or such other charges furnished to the Tenant by the Landlord shall be conclusive evidence of the Landlord’s exercise of the right and such application shall be final and binding on the Tenant.

2	Rates and Government Rent

2.1	To pay and discharge punctually during the Term all rates, Government rent, taxes, assessments, duties, charges, impositions and outgoings of an annual or recurring nature whatsoever now or hereafter to be assessed imposed or charged on the Premises or upon the owner or occupier of the Premises or any part thereof by the Authority (Property Tax alone excepted). Rates and Government rent shall be payable quarterly in advance on the 1st day of the months of January, April, July and October to the Landlord who shall settle the same with the Authority.

2.2	In the event of the Premises not yet having been assessed to rates and/or the Government rent, the Tenant shall pay to the Landlord a sum (which shall be computed on the basis of the prevailing percentages of the rateable value of the Premises for rates and/or the Government rent for the corresponding quarter) as shall be required by the Landlord on account of and as payment of rates and/or Government rent subject to adjustment on actual rates and/or the Government rent assessment being received by the Landlord from the Authority.

3	Water & electricity charges

To pay and discharge punctually during the Term all charges (including all deposits) in respect of water, electric, light, power, telephones, telecommunications and other utilities as may be shown by the separate meter or meters installed upon the Premises or by accounts rendered to the Tenant.

4	User

To use the Premises only for the purposes set out in Part IV of the First Schedule hereto and for no other purpose whatsoever.

5	Entry by Landlord

To permit the Landlord, its employees, agents, contractors and architects at all reasonable times upon prior notice to enter upon the Premises and if necessary, to remain at the Premises:

(a)	to inspect, take inventories of fixtures and fittings therein and to carry out any works of maintenance, renewal, cleaning, alteration or repair or, for the purpose of compliance with any Laws, such other works as the Landlord may deem necessary for the Premises or any adjacent premises or any part of the Building or any facilities or services of the Premises or the Building;

(b)	to rectify or demolish any works carried out not in accordance with the approved fitting-out plans (where applicable) and the terms of this Agreement by the Landlord at the costs of the Tenant; and/or

(c)	to show the Premises to prospective tenants during the last six (6) months of the Term or to prospective purchasers at any time during the Term without any claim for damages or indemnity against the Landlord; but in the event of emergency the Landlord or its employees agents or authorised persons may without notice enter upon the Premises forcibly, and the Tenant shall not make any claim for damages or indemnity against the Landlord.

6	Repairs

Upon receipt of notice from the Landlord to forthwith make good all defects and wants of repair for which the Tenant is responsible hereunder. If the Tenant has not within fourteen (14) days or such shorter period as the circumstances require after the service of such notice proceeded diligently with the work required, then the Tenant shall permit the Landlord, its employees, contractors or agents to enter upon the Premises and make good the said defects and carry out such repair. The costs thereof shall be paid by the Tenant and be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

7	Close windows

To keep all windows and doors of the Premises closed and to permit the Landlord or its employees and agents and others from time to time during the Term to enter upon the Premises for the purpose of closing any doors or windows.

8	Notify Landlord of damage

To notify the Landlord or its agent of any accidents to or defects in the water pipes, electrical wires or fittings, installations, fixtures or other facilities provided by the Landlord within the Premises (whether or not the Tenant is liable hereunder for the repair of the same) forthwith upon the Tenant’s becoming aware of the same arising.

9	Interior fitting out

9.1	To fit out the interior of the Premises at the Tenant’s expense in accordance with the requirements and provisions set out in the Third Schedule and Fit-Out Guide of the Landlord and to take out adequate insurance to cover all risks for the fit out work naming the Landlord and the Building Manager as co-insured parties for their respective rights and interests. Copies of the insurance policies (together with premium receipts) shall be produced and lodged with the Landlord by the Tenant without demand, prior to commencement of any fit out work.

9.2	Fitting out works in the Premises to be carried out by the Tenant shall be carried out in accordance with plans, drawings and specifications which have been first submitted to and approved in writing by the Landlord. Such works shall be carried out within the boundary lines of the Premises by contractor approved by the Landlord and in a good and proper workmanlike fashion with good quality materials and with all necessary Permits required by the Authority.

9.3	The Tenant shall design, fit out, lay out, decorate or furnish the Premises in a way not to diminish the function, increase the operative costs or in any way affect or tamper with the operation of any services, decorations or facilities of the Building.

9.4	(a)	Should the Tenant require to install and/or replace any door(s), partition wall(s), fire shutter(s) or construction element(s) (individually and collectively “Fire Rated Elements”) of the Premises that require fire resistance rating under any Laws, the Fire Rated Elements must be of fire-rated type and comply with all Laws and Landlord’s requirements. The Tenant shall within fourteen (14) days after completion of the installation and/or replacement work provide to the Landlord original certificate and test report from the contractor confirming that quality of the Fire Rated Elements meets with the statutory requirements at time of the installation and replacement.

(b)	If the Tenant fails to comply with sub-clause 9.4(a) above, the Fit-out Deposit payable under sub-clause 9.7 hereunder shall not be returned to the Tenant until the failure has been rectified and the Landlord shall have right to terminate this Agreement forthwith by written notice to the Tenant but without prejudice to other rights and remedies that the Landlord may have against the Tenant in respect of breach of sub-clause 9.4(a) and to recover from the Tenant all loss and damages it sustains as a result of such early determination of this Agreement. The Tenant shall indemnify the Landlord against any claim, liability, cost, expense, loss or damage arising from or in connection with the installation of Fire Rated Elements or any part of them or any breach of the Tenant of clause 9.4(a).

9.5	The Tenant shall not cause or permit to be made any alteration, addition to the approved interior design fit-out or layout of the Premises without the prior written consent of the Landlord. In carrying out any works, the Tenant shall obey and cause his employees agents contractors and workmen to obey and comply with all instructions and directions prescribed by the Landlord, the Building Manager or their respective agents.

9.6	To employ at the Tenant’s expense only such contractors approved by the Landlord for the purpose of designing, carrying out and installing all mechanical and electrical engineering work and arrangements relating to the Premises including but not confined to electrical, plumbing, building automation, fire fighting installations, fuel gas system, ventilation system and hazardous gas/materials detectors (“building services”) in manner as prescribed by the Landlord and to ensure that the building services are in order.

9.7	Prior to carrying out any fitting out or other works to the Premises, the Tenant shall pay to the Landlord and/or the Building Manager a vetting charge for his checking of the fitting out plans and specifications and inspection the fitting-out works, a refundable deposit (“Fit-out Deposit”) as security for any damage to the Building caused as a result of the Tenant’s works and for payment of any costs and charges required from the Tenant under the Fit-Out Guide, charges for removal of any debris (if any) and such other charges for compliance of all fitting out requirements whether under this Agreement or the Fit-Out Guide. The Fit-out Deposit shall be refunded to the Tenant without interest, subject to deduction, upon completion of the fitting out works and after submission of the approved as-built drawings by the Tenant to the Landlord including all Permits.

10	Submission of information

10.1	Prior to the commencement of any works to the Premises, the Tenant shall submit to the Landlord all plans, specifications, drawings and full details thereof, other information or materials as and when required by the Landlord (“Materials”) for its written approval.

10.2	The Tenant shall demolish any construction work carried out by the Tenant which in the opinion of the Landlord adversely affects the appearance of the Building. Without prejudice to the Landlord’s right to seek injunction or specific performance or other reliefs from court against the Tenant, if the Tenant fails to do so, the Landlord shall have the absolute right to demolish the same and the Tenant shall pay all costs therefor.

10.3	The Tenant warrants and agrees that the Landlord may use and may provide to any subsequent user(s) or occupier(s) of the Premises or any other person(s) for use any and all Materials or any of them for any acts, matters or things relating to or in connection with the reinstatement, alteration, addition, decoration, repair or maintenance of the Premises or any part thereof or any fixtures, fittings or installations therein free from any claim for copyright or any other intellectual property rights. The Tenant shall indemnify the Landlord in respect of any claim for infringement of copyright or any other intellectual property rights or any other rights whatsoever for such use by the Landlord or subsequent user(s) or occupier(s) or such other person(s).

11	Preventive Measures

To take and maintain in good repair and condition throughout the Term at the Tenant’s own expenses adequate and proper measures to avoid, prevent or minimize the risk of any loss or damage to property or injury to person in connection with operation of its business in the Premises (“Preventive Measures”). The Tenant shall permit and accompany the Landlord, its agents or the Building Manager at all reasonable times to enter the Premises and view the state and condition of the building services and the Preventive Measures.

12	Reimbursement to Landlord

The Landlord shall have the right to perform and is hereby irrevocably authorized by the Tenant to perform on behalf of and for the account of the Tenant, subject to reimbursement of all costs therefor by the Tenant, any work for which the Tenant is responsible under this Agreement and which the Landlord determines shall be so performed. Such work shall be limited to work which the Landlord deems necessary to be done on an emergency basis, work caused by the Tenant’s default, and work which pertains to structural components or which affects fire safety of the Building or the general utility systems for the Building and the erection of temporary safety barricades and temporary signs during the period when construction works are carried out by the Tenant.

13	Good repair of interior

13.1	To keep and maintain throughout the Term at the expense of the Tenant all the interior of the Premises, including the flooring and interior plaster or other finishing material to walls, floors and ceilings, and the Landlord’s fixtures, and additions within the Premises and/or exclusively serving the Premises including the building services, doors, window, air-conditioning units, air ductings, electrical installation, wiring, piping, water and sanitary apparatus and facilities and fittings for light, power and water, all fire alarms, fire-fighting equipment, roller shutters and other equipment for security purpose, in good clean, tenantable and proper repair and condition and properly preserved (fair wear and tear excepted) to the satisfaction of the Landlord and to make good all damage thereto at the expenses of the Tenant.

13.2	The Tenant shall be responsible for and shall pay to the Landlord the costs incurred in cleaning and clearing the pipes, drains, ducts, sanitary or plumbing apparatus of the Building becoming choked or stopped up and the replacement of damaged or broken glass panels or windows caused by any act, omission, negligence or default of the Tenant or Tenant’ s Agents.

14	Common parts services and facility

To pay or reimburse to the Landlord the cost for making good any damage caused to any part of the common areas, services and facilities of the Building occasioned by the Tenant, the Tenant’s Agents or any other person claiming through or under the Tenant.

15	Installation of sub-main cable, etc.

To provide at its own costs all electrical wiring specifically required by the Tenant from the switch room to the Premises including its own sub-main cable and to carry out at its own costs all the mechanical and electrical alterations works within the Premises. The Tenant shall ensure that such sub-main cable, wiring and alteration works shall be of good quality and are completed in accordance with the requirements of the relevant electricity company and competent authorities and to the satisfaction of the Landlord’s electrical consultant or engineer.

16	Fire fighting and security system

To ensure at all times that all fire alarms, fire fighting equipment, roller shutters and other equipment for security purposes provided by the Landlord are in good working condition and are not disrupted, interrupted, damaged or caused to be defective. The Tenant may not under any circumstances cover up any hose-reel, break-glass unit or alarm bell.

17	Passage of wires pipes cables etc.

To permit permanent utility lines passing through the Premises to service other premises and areas in the Building whether they are at present existing or will be constructed or installed by the Landlord or Building Manager during the Term.

18	Directions, orders of Fire Services Department

To observe and comply with all directions and orders of the Fire Services Department applicable to the Premises from time to time. If such directions and orders shall require the taking of any fire precautions or installation of any fire fighting equipment or fittings at, in, on or upon the Premises (whether additional to or in replacement of that installed by the Landlord), the Tenant shall forthwith at its own expense procure and implement, install and/or replace the same. For the avoidance of doubt, such additional or replacement equipment or fittings so installed by the Tenant shall become part of the Landlord’s fixtures upon installation without any payment or compensation required to be made or paid by the Landlord to the Tenant in respect of the same.

19	Laws, Deed of Mutual Covenant

19.1	To comply with all Laws for all works performed by or on behalf of the Tenant whether or not within the Premises. The Landlord’s or the Landlord’s agent’s approval of plans, specifications, calculations or otherwise of the Tenant’s works shall not constitute any implication, representation or certification by the Landlord that the works are in compliance with the Laws.

19.2	To comply with all Laws in relation to the use or occupation of the Premises and the provisions of the Deed of Mutual Covenant and the building rules and regulations of the Building from time to time prescribed by the Building Manager.

20	Goodwill and Reputation

To fit out, use, manage and maintain the Premises in such manner so as not to prejudice the goodwill and reputation of the Building and the Landlord.

21	Protection of the Premises and chattels inside

To take all reasonable precautions to protect the interior of the Premises against damage by rainfall, storm, typhoon fire and similar hazards or the like threats as well as to prevent the Premises from becoming infested with insects or vermin. The Tenant shall be wholly responsible for any loss or damage to property within the Premises including without limitation all fixtures and fittings provided by the Landlord, and all goods, chattels, samples, personal effects, contents and stock therein and shall effect with a reputable insurance company adequate insurance cover for the same in their full replacement value against all insurable risks.

22	Insurances

To effect and maintain throughout the Term sufficient insurance cover for third party liability either under an insurance scheme arranged or nominated by the Landlord (“Nominated Insurance Scheme”), particulars of the insurance cover to be effected or extract of information relevant to which are set out in the Fifth Schedule, if any, or with a reputable insurance company at the Tenant’s choice with terms not be less favourable for protection of the Tenant than offered under the Nominated Insurance Scheme. The Tenant shall also effect and maintain throughout the Term sufficient insurance cover for other kinds of insurance that is generally available for the type of the Building and the Tenant’s business carrying on at the Premises. The Landlord and the Building Manager shall be named as co-insured parties under such insurance policies. If the Tenant fails to do so, the Landlord shall be entitled (but shall not be obliged) at the Tenant’s expense to effect such insurance covers (including the third party insurance under the Nominated Insurance Scheme) and to recover all premia therefor from the Tenant by action and/or by deduction from the Deposit paid by the Tenant under this Agreement. The Tenant shall produce to the Landlord, without demand, within one (1) month from commencement of the Term and (as the case may be) within one (1) month of renewal of such policies, the policy of such insurance and the receipt for the last payment of premium and shall apply all moneys received in respect of such insurance towards payment of any compensation and making good the loss or damage in respect of which such moneys were paid.

23	Clean and Sanitary State

To keep the Premises including all windows and lightings and all spaces and areas within or included in the Premises or designated for the use of the Tenant and the fittings and installations therein at all times in a clean and sanitary state and condition to the satisfaction of the Landlord. If, in the opinion of the Landlord, the Tenant fails to keep the Premises in the aforesaid condition, the Landlord shall have the right (but shall not be obliged) to enter the Premises and arrange cleaning or other work to be carried out to the Premises which the Landlord in its absolute discretion considers necessary to maintain the Premises in such condition at the costs of the Tenant.

SECTION IV

RESTRICTIONS AND PROHIBITIONS

1	Breach of Government Lease

Not to do or cause to be done or suffer or permit any act, deed, matter or thing whatsoever or carry any trade

(a)	which (i) constitutes a breach of any of the terms and conditions in the Government Lease or Conditions under which the Premises are held or the Deed of Mutual Covenant or the Building rules and regulations or (ii) is in contravention of any Laws or restrictions or prohibitions imposed by any Authority in connection with the Premises or (iii) that is now or may hereafter be declared an offensive trade by the Authority.

(b)	whereby the insurance on the Building against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased.

2	Subletting and assigning

Not to assign, underlet, transfer, license, share or otherwise part with the possession of the Premises or any part thereof either by way of subletting, lending, sharing or other means whereby any organization, company, firm or person not a party to this Agreement obtains the use or possession of the Premises or any part thereof, irrespective of whether any rental or other consideration is given therefor. This Agreement is personal to the Tenant named in this Agreement and, without in any way limiting the generality of the foregoing the following acts and events shall, unless previously approved in writing by the Landlord, be deemed to be breaches of this clause:

2.1	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

2.2	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant), the death, insanity or disability of that individual to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

2.3	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

2.4	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

2.5	The change of the Tenant’s business name.

3	Alterations, additions, etc.

3.1	Not to make or permit any (structural or non-structural) alterations or additions to or in the Premises or any part thereof (either internally or externally) or to any fixtures or fittings (including but not limited to any electrical/mechanical installations or equipment without obtaining the necessary approvals from Buildings Department (if necessary) and the prior written consent of the Landlord. In carrying out such works, the Tenant shall comply with all Laws and shall use the Landlord’s approved contractor for carrying out the approved alteration or additional works and installing mechanical and electrical engineering work at the Tenant’s sole costs and expenses.

3.2	Not to cut, maim or injure or permit or suffer to be cut, maimed or injured any doors, windows, walls, beams or any structural members or other part of the fabric of the Premises or of the Building or any common facilities therein.

4	Disfigure structures, fixtures, etc.

Not to damage or disfigure any structures, fixtures, canopies, decorations, installations outside the Premises including central air-conditioning unit, mail chutes, refuse chutes, halls, passages, drainage wells, walls, partitions, ceilings, and to pay on demand to the Landlord the costs and expenses incurred by the Landlord in repairing or making good such damage or cleaning the same.

5	Signs

5.1	Not to alter the exterior or external appearance of the Premises, nor to affix, erect, attach, exhibit, display or permit or suffer so to be done upon any part within or on the exterior or at the show windows (if any) of the Premises or to or through any windows thereof any writing, sign, decoration, signboard, notice, advertisement, placard, neon light, TV broadcast, films or other device (whether illuminated or not) (collectively “Signs”) which may be visible from outside the Premises except the following, the costs of which shall be borne by the Tenant solely:

(a)	the display of the name-plate or signboard of the Tenant at the entrance to the Premises. The size and position of such name-plate or signboard shall be subject to the approval of the Landlord and/or the Building Manager; and

(b)	the name of the Tenant and the nature of the trade or business carried out on the Premises may be displayed on the Directory Board(s) provided by the Landlord but only in such form and place and character as shall be first approved by the Landlord and/or the Building Manager.

The above displays must be in an appearance, design, quality and type appropriate to first class commercial premises to the satisfaction of the Landlord. The Tenant shall remove any such displays notwithstanding that prior approval has been obtained from the Landlord and/or the Building Manager if, at any time during the Term, it is in the opinion of the Landlord that any such displays does not appear in a manner (whether of design, quality, type or otherwise) keeping with first class commercial premises, then the Tenant shall, at his sole cost, replace the same with such appropriate displays approved by and to the satisfaction of the Landlord and/or the Building Manager.

5.2	The Landlord shall have the right and at the cost and expense of the Tenant to remove, relocate and/or discontinue the display of any Signs affixed or displayed without the approval of the Landlord and/or the Building Manager.

6	Floor loading capacity

Not to place or allow anyone to place any load upon any floor of the Premises in excess of the loading capacity for which the floor is designed. The Landlord reserves the right to prescribe the weight and position of all safes and any heavy articles which must be placed so as to distribute the weight. Machines and/or mechanical equipment allowed by the Landlord to be placed on the Premises shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient in the Landlord’ s judgement to absorb and prevent vibration, noise and annoyance to occupiers of the other portions of the Building.

7	Animals

Not to keep any birds or livestock of any description or any noxious goods or articles on the Premises.

8	Noise, vibration, nuisance, illegal or immoral purposes

Not to use or allow anyone to use the Premises or any part thereof for any activities or business which are offensive, harmful, dangerous, noisy, odorous, noxious, noisome, illegal or immoral or which may cause excessive vibration or likely to cause fire risk or other hazard or which are, or may become, a nuisance or annoyance or disturbance to the Landlord or to the owner or occupier of any neighbouring property; or which will or may infringe any intellectual property rights of other party.

9	Sleeping or domestic use

Not, without the Landlord’s prior permission in writing, to permit any person to remain in the Premises overnight nor use the Premises as sleeping quarters or as domestic premises.

10	Obstructions in common areas

Not to encumber, obstruct or permit to be encumbered or obstructed with any boxes, packaging, merchandise, rubbish or other articles or obstructions of any kind or whatever nature at any part(s) of the Building not included in the Premises. The Tenant shall not obstruct or otherwise use or permit or suffer the loading and/or unloading space(s) of the Building to be used for any purpose other than loading and unloading of goods or articles and in accordance with the regulations of the Building and/or the instructions of the Building Manager. In addition to any other remedies which the Landlord may have, the Landlord, its employees or agents may (without any prior notice to the Tenant) remove any such obstruction and dispose of the same as it or they may think fit without incurring any liability therefor and the Tenant shall on demand pay to the Landlord all costs and expenses incurred in such removal and disposal.

11	Use of Landlord’s name/logo

Not, without the previous written consent of the Landlord, to use or permit to be used the name and/or logo of the Landlord or of the Building or any picture representation or likeness of such name and/or logo for any purpose whatsoever other than to indicate the address and place of business of the Tenant at the Premises.

12	Cleaning and security service

Not to employ any person or firm to provide internal cleaning of the Premises or for provision of security service to the Premises except person or firm approved by the Landlord or the Building Manager. Such cleaning and/or security service shall be obtained at the sole expense of the Tenant.

13	Visitors, etc.

Not to allow any visitors, licensees or invitees of the Tenant or any person(s) to stand or queue up outside the Premises thereby causing an obstruction to any part(s) of the Building not included in the Premises, whether or not such part(s) are common part(s).

14	Displays

14.1	Not to and not to permit or suffer anyone to install, affix, put up or display at, on or upon the Premises and/or any part of the Building, any artwork, sculpture, figure, exhibits, display, articles or materials (“Displays”) and any content of which have not been first approved by the Landlord (such approval shall be given or withheld by the Landlord in its sole and absolute discretion and whose decision shall be final and conclusive), or is, or is considered in its absolute discretion by the Landlord (whose decision is final and conclusive) to be:

(a)	illegal, immoral or prohibited by the Government;

(b)	in breach of any applicable Laws from time to time in force in HKSAR;

(c)	obscene, indecent, objectionable, defamatory, discriminatory or offensive to the general public or any person(s);

(d)	promoting or advertising the business of any direct competitors of the Landlord or Sino Group;

(e)	adversely affecting the image or reputation or prestige of the Landlord or Sino Group or the Building;

(f)	not being connected with the usage or business of the Tenant conducted at the Premises as permitted under this Agreement; or

(g)	otherwise inappropriate or considered by the Landlord to be inappropriate to be displayed at the Premises and /or the Building.

14.2	The Tenant shall be wholly responsible for the contents of the Displays and shall indemnify the Landlord against any claim, liability, cost, expense, loss or damage arising from or in connection with the contents of the Displays or any part of them or any breach of the Tenant of this clause 14.

14.3	If the Landlord is of the opinion that the contents of the Displays or any part thereof is of any kind referred to in clause 14.1 above, the Tenant must remove or demolish the same within 24 hours upon demand by the Landlord at its sole cost. For the avoidance of doubt, the Landlord is entitled (but not obliged) to forcibly enter the Premises, remove or demolish the Displays or such part thereof at any time without incurring any liability to the Tenant. All expenses for the removal and demolition shall be borne and paid by the Tenant and the Landlord shall not be liable to the Tenant or any other party whomsoever for any claim, liability, loss or damage whatsoever arising from or in connection with such removal and demolition.

14.4	Breach of any sub-clause of this clause above shall be a fundamental breach of this Agreement entitling the Landlord to determine this Agreement and re-enter the Premises without prejudice to any other rights and remedies available to the Landlord.

15	No smoking

Not to smoke and not to allow any of the Tenant’ s Agents to smoke inside the Premises or in any parts of the Building, including but not limited to common corridors, washrooms, lobbies, staircases, etc., except any location, if any, designated for such purpose by the Landlord or the Building Manager or their authorised agents.

SECTION V
INDEMNITIES

1	Indemnify Landlord

The Tenant shall indemnify the Landlord against all liabilities, claims, demands, actions, proceedings, damages, losses, costs and expenses (arising directly or indirectly) from or incidental to

(a)	the fitting out, use or occupation of the Premises, the execution, existence or removal of alterations, additions or repairs to the Premises, the want of repair of the interior of the Premises, the defective or damaged condition of any part of interior of the Premises or of any of the fixtures and fittings therein, any non-compliance by the Tenant with its obligations under this Agreement, or any other act, default, neglect or omission by the Tenant or any of the Tenant’ s Agents; or

(b)	in any way owing to the spread of fire, smoke, fumes or any other emission or escape or overflow of water (in whatever nature) from the Premises or any part thereof.

SECTION VI

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows:

1	Quiet enjoyment

To permit the Tenant (duly paying the Rent and observing and performing the terms and conditions contained in this Agreement) to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord.

2	Lifts, air-conditioning services, etc.

To take reasonable steps or arrange for the Building Manager to take reasonable steps to keep the lifts, escalators, air-conditioning system and services of the Building in a proper state of repair and condition. The Landlord shall not incur any liability under this clause 2 unless and until written notice of any defect or want of repair has been given to the Landlord by the Tenant and the Landlord has failed to execute repairs within a reasonable period of time thereafter.

3	Property tax

To pay the Property Tax in respect of the Premises.

SECTION VII

EXCLUSIONS OF LIABILITY

1	To the maximum extent as permissible under law, the Landlord shall not be liable to the Tenant and any of the Tenant’s Agents in respect of any claim, loss (including but not limited to loss of profits), damage or injury to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to:

1.1	Lifts escalators and other services

The adequacy or inadequacy or any defect in or breakdown, failure, malfunction or suspension or otherwise of the lifts, escalators, fire services, security or water sprinkler equipment, central air-conditioning system, or other facilities of the Building or the management or security services, electricity, gas or water or other building services provided to the Building or the Premises or the development on which the Building is erected (“Development”); or

1.2	Fire overflow of water and vermin

Typhoon or other adverse weather condition or fire or the overflow or leakage or influx of water including rain, storm or sea water or water of any other nature or other substances from or into anywhere within the Building or the Premises or leakage of electric current from electric wiring or cable situated upon or in any way connected with the Premises or the escape of fumes, smoke, fire or to activity of termites, cockroaches, pests, rats, mice or other pests or vermin in the Building; or

1.3	Services

The adequacy or inadequacy or otherwise of or any defect in any of the management services (including security) rendered by the Landlord and/or the Building Manager or the failure to render the same or the suspension or interruption thereof for whatever reason; or

1.4	Closure of the Building

The closure of the Building or any part thereof by reason of any war, hostilities (whether war be declared or not), invasion, act of foreign enemies, revolution, insurrection, or military or usurped power, order or direction of any Authority, riot, commotion, social unrest, strikes, industrial action, lock outs or disorder, or threats of terrorism, pandemic or any other contingencies which, in the opinion of the Landlord, may cause or threaten to cause damage or injury to the Premises or the Building or any part thereof or injury or death of person; or

1.5	Other letting

The letting or leasing of any part of the Building and the Development (except the Premises) to any other party for any purpose whatsoever or any acts, omissions, neglect or default of any other tenants, licensees or occupiers of or any accident in the Building and the Development;

nor shall the Rent or service charge or any part thereof cease to be payable other than in the circumstances set out in Section VIII.

SECTION VIII

ABATEMENT OF RENT

1	Abatement

1.1	If the Premises or the Building or any part thereof shall at any time during the Term be destroyed or damaged or become unfit for occupation (not due to any default of the Tenant but owing to fire, flooding, storm, typhoon, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord or owing to operation of demolition order or closing order or the Premises being condemned as a dangerous structure), and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy moneys refused in whole or in part in consequence of any act, omission or default of the Tenant, the rent hereby reserved or a proportionate part thereof (such proportion to be determined by the Landlord whose determination shall be final and binding) according to the extent and duration of the damage sustained shall be suspended until the Premises shall again be rendered fit for occupation and use. The Landlord shall in this connection be under no obligation to repair or reinstate the Premises.

1.2	If the whole or substantially the whole of the Premises are not repaired or reinstated within three (3) months from the occurrence of such event or order, either the Landlord or the Tenant shall have the right thereafter to determine this Agreement by giving one (1) month’s written notice to the other whereupon everything herein contained shall be determined as from the date of the expiry of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the terms and conditions contained in this Agreement.

SECTION IX
DEFAULT

1	Default

(a)	If the Rent or other charges or outgoings or interest thereon (if any) hereby reserved or any part thereof shall be in arrears at any time after the due date (whether formally demanded or not);

(b)	if there shall be any other breach or non-performance of any of the terms or conditions contained in this Agreement and on the part of the Tenant to be observed or performed;

(c)	if the Tenant shall become bankrupt or being a corporation go into liquidation whether compulsory or voluntary (save for the purposes of amalgamation or reconstruction) or if any petition shall be filed for the bankruptcy or winding up of the Tenant;

(d)	if, in the opinion of the Landlord, the Tenant shall otherwise become insolvent (whether or not a receiver or a receiver and manager is being appointed against all or any of the asset or business of the Tenant) or shall suffer any distress or execution to be levied upon the Premises or otherwise on the Tenant’s goods or effects; or

(e)	if the Tenant persistently fails to pay the Rent or any part(s) thereof or any payments stipulated by this Agreement and when due.

Then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole. This Agreement shall then be absolutely determined and the Deposit shall be absolutely forfeited to the Landlord as and for liquidated damages and not as penalty. The aforesaid right of the Landlord shall be without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-performance by the Tenant of any of the terms or conditions of this Agreement and the Landlord shall be entitled to recover from the Tenant all loss and damage it sustains as a direct or indirect result of such early determination. A written notice served by the Landlord on the Tenant or left at the Premises, to the effect that the Landlord exercises the power of re-entry, shall be a full and sufficient exercise of such power without actual entry by the Landlord.

2	Acceptance of Rent

The acceptance of any Rent or any part(s) thereof by the Landlord under this Agreement shall not be deemed to operate or be regarded by the Tenant as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach or non-performance by the Tenant of any of the terms and conditions herein contained and on the part of the Tenant to be observed and performed.

3	Interest

Without prejudice to the right of the Landlord to exercise any other right or remedy (including the right of re-entry) under this Agreement or at law, in the event of default in payment of Rent and/or any charges payable hereunder or any part thereof on its due date, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the rate of one and a half (1.5) percent per month (that is, eighteen (18) percent per annum) calculated from the date on which the same became due for payment until the date of payment (both days inclusive) as liquidated damages and not as penalty.

4	Distraint

For the purposes of Part of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) and of this Agreement, the Rent payable in respect of the Premises and other amounts recoverable by distress as rent in arrears shall be and be deemed to be in arrears if not paid in advance at the times and in the manner herein provided for payment thereof. All costs and expenses of and incidental to distraint shall be paid by the Tenant on a full indemnity basis and shall be recoverable from Tenant as a debt.

5	Recovery of Landlord’s expenses

The Tenant shall pay to the Landlord on an indemnity basis all costs, fees, disbursements and expenses (including, without prejudice to the generality of the foregoing, those payable to counsel, solicitors, surveyors, architects and bailiffs) incurred by the Landlord in relation or incidental to the Tenant’s breach or non-performance of any of the terms of this Agreement and/or the Landlord’s exercise of its rights and powers under this Agreement, including but not limited to recovery of Rent and the Landlord’s exercise of its right of re-entry.

SECTION X
GENERAL

1	Yield Up Premises And Handover

1.1	(a)	Subject to Sub-clause 1.1(b) and (c) and Clause 1.2 of Section X below, the Tenant shall yield up the Premises with all keys giving access to all parts of the Premises with all fixtures, fittings, additions and alterations therein and thereto at the expiration or sooner determination of this Agreement in good clean and tenantable repair and condition and in accordance with the stipulations contained in this Agreement. For the avoidance of doubt, the Tenant shall deliver possession of the Premises to the Landlord even if the expiration or termination falls on a Sunday or public holiday.

(b)	The Landlord may at its discretion require the Tenant and the Tenant shall, upon such request and at its own cost, replace, refurbish, remove, do away and/or alter any fixtures, fittings, alterations or additions of and in the Premises or any part(s) thereof (whether made, installed and/or erected by the Landlord, the Tenant and/or any previous tenant(s) and occupier(s) of the Premises with or without approval of the Landlord) in compliance with the then updated applicable requirements of relevant Laws and/or in conformity with and alignment of the Landlord’ s standard, colour, arrangements and conditions of other parts of the Building as at the time of delivering up possession of the Premises to the Landlord or as the Landlord in its absolute discretion considers necessary upon expiration or sooner determination of this Agreement as the Landlord may direct. The Tenant shall make good and repair in a proper and workmanlike manner any damage to the Premises as a result thereof before delivering up the Premises to the Landlord in accordance with the conditions and requirements as set out in the Landlord’s Reinstatement Guide/Guidelines (which may be amended from time to time) to the satisfaction of the Landlord. The Landlord has the right to waive or vary any of the conditions or requirements in the said Reinstatement Guide/Guidelines in writing.

(c)	Should the Tenant fail to comply with Sub-clauses (b) above, the Landlord shall be entitled to remove the said alterations, fixtures or additions and reinstate the Premises at the sole expense of the Tenant and to recover from the Tenant such cost together with any mesne profits equivalent to the then applicable Rent for such period during which the reinstatement work shall have been carried out by the Landlord by action and/or by deduction from the deposits paid by the Tenant under this Agreement. In this connection, a certificate of the Landlord as to the amount of cost and expense incurred for the reinstatement shall be final, conclusive and binding on the Tenant.

1.2	Immediately prior to delivery or redelivery to the Landlord of the fan coil units or similar indoor parts of the air-conditioning units within the Premises and all air-conditioning units serving the Premises exclusively (whether they are of split-type or window type, whether they are situated inside or outside the Premises and whether they belong to the Tenant or the Landlord or any other party), the Tenant shall employ at its own expenses a cleaning contractor approved by the Landlord to carry out a final cleaning (with the application of chemical) to such units and shall produce to the Landlord upon its request the receipt of the contractor’s charges for such cleaning. Should the Tenant fail to carry out the cleaning work, the Landlord shall be entitled to carry out the same at the expense of the Tenant and to recover such cost from the Tenant by action and/or by deduction from any deposit paid by Tenant under this Agreement.

1.3	In addition to any other deposits required under this Agreement, the Tenant shall, if so required by the Landlord at its sole discretion, pay to the Landlord and/or the Building Manager upon request a reinstatement deposit to secure performance and observance of the above sub-clauses 1.1 and 1.2 of this Clause by the Tenant such amount as the Landlord may absolutely determine. The reinstatement deposit shall be returned to the Tenant without any interest within forty five (45) days after compliance of the above sub-clauses 1.1 and 1.2 by the Tenant.

1.4	Without prejudice to the Landlord’s rights and remedies under this Agreement or at law, the Tenant hereby irrevocably appoints the Landlord as its agent with authority to enter upon the Premises and to deal with or dispose of at the Tenant’s risk and expense any of the Tenant’s effects left on or about the Premises after the expiry or sooner determination of the Term (howsoever arising or occasioned) without incurring any liability to the Tenant or any other parties.

2	No excuse for non-payment of Rent

The obligation of the Tenant to pay the Rent and other sums due and to perform the Tenant’s obligations under this Agreement shall in no way be affected, impaired or excused due to the Landlord’s inability or failure or delay in fulfilling its obligations under this Agreement and the Tenant’s remedy is to claim damages against the Landlord only.

3	Approval, waiver etc.

3.1	No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times of any of the terms and/or conditions contained in this Agreement shall operate or be regarded by the Tenant as a waiver of the Landlord’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance. All waiver by the Landlord must be expressed in writing and signed by the Landlord.

3.2	The Landlord and its authorised agents shall have absolute discretion in granting or refusing any approval and/or consent sought by the Tenant under this Agreement and in granting the same, the Landlord may impose any conditions as the Landlord or its agent thinks fit. No approval by the Landlord is valid unless it is in writing and signed by the Landlord.

3.3	Any approval/consent given by the Landlord shall operate as an approval/consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions of this Agreement nor shall it be construed as dispensing with the necessity of obtaining the specific written approval/consent of the Landlord in the future, unless expressly so provided.

4	Re-letting notice

During the six (6) months immediately preceding the determination of the Term, the Landlord shall be at liberty to affix and retain without interference upon any external part of the Premises a notice for re-letting.

5	Service of notices

5.1	Any notice required to be served hereunder shall be sufficiently served on the Tenant if delivered to it by post or facsimile or email or left addressed to it at the Premises or at its last known address in HKSAR and shall be sufficiently served on the Landlord if sent to it by post or delivered to it at the address given herein or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by post shall be deemed to have been given one (1) Business Day after the date of posting.

5.2	The Tenant agrees and confirms that the email address set out in Part 111 of the Second Schedule is provided for the purpose of receiving notices served under this Agreement by email. The Tenant understands and acknowledges that (i) the Landlord may, but is not obliged to and without limiting the kind of notices sent by the Landlord to the Tenant through email, send notices or advice for payment of the Rent, other charges and/or payments with interest thereon (if any) payable under this Agreement or for other related purposes to the Tenant through the email address provided in this Agreement or to the Landlord in writing from time to time; and (ii) irrespective of whether any such notice or advice for payment has been sent to the Tenant by the Landlord or not, payments shall be in arrears if not made on the date and in manner as provided in this Agreement and the Landlord is not in any way liable to the Tenant or any other persons for any delay or failure in giving the aforesaid notice or advice.

6	Legal costs

The Landlord’s solicitors’ legal costs (calculated at full scale), disbursements and other legal expenses in connection with the preparation and signing of this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares. Should the Tenant engage a separate firm of solicitors to act on its behalf then each party shall pay its own solicitor’s costs.

7	Stamp duty

The stamp duty upon this Agreement and its counterpart, the Land Registry registration fees (if any) and all other disbursements in connection with this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares.

8	No premium or fine

The Tenant hereby expressly admits and declares that no premium or fine or other consideration or key money has been paid to the Landlord by the Tenant for the creation of this tenancy.

9	Exclusion of Warranty as to use

Nothing in this Agreement nor in any consent granted by the Landlord under this Agreement shall imply or warrant that the Premises may be used for the purpose permitted in this Agreement or Landlord’s consent. The Tenant shall be solely responsible and at its sole expense to appoint such Authorized Person(s) as defined in the Buildings Ordinance and/or consultant(s) with prior written approval of the Landlord for obtaining the necessary Permits and/or waivers from the Authority for the intending operation and user of the Premises prior to such operation and use and thereafter to maintain the same in force during the Term. The Landlord shall not be liable for any loss or damage or inconvenience suffered or incurred by the Tenant by reason of or in consequence of the refusal of the Authority to grant the Permits and/or waivers with or without conditions. In the event that any Authority serves any notice prohibiting the use of the Premises in the manner permitted hereunder or under any consent of the Landlord or use(s) and/or operation(s) conducted by the Tenant at the Premises, the Tenant shall forthwith comply with the notice, failing which, the Landlord shall be entitled to terminate this Agreement but without prejudice to the Landlord’s claim against the Tenant in respect of any antecedent breach of this Agreement and without prejudice to right of the Landlord to recover from the Tenant all loss and damages it sustains as a result of such early determination of this Agreement.

10	Entire Agreement

This Agreement together with all guarantee(s), if any, provided for securing performance of Tenant’s obligations hereunder supersedes any and all previous agreements between the parties hereto, and constitutes the entire agreement. Any representations, warranties, statements or agreements, whether orally or in writing, made before the date of this Agreement relating to any of the matters referred to in this Agreement are hereby expressly negated and excluded unless hereafter otherwise agreed or confirmed by the parties in writing.

11	Sales and Redevelopment

11.1	Notwithstanding any provision to the contrary contained in this Agreement, if, at any time during the Term, the Landlord shall decide to redevelop, renovate, refurbish or redesign the Building or any part thereof (which decision shall be sufficiently evidenced by a certified true copy of the relevant Board Resolution of the Landlord) or shall sell, assign or enter into any agreement for the sale or assignment of the whole or any part of the Building which includes the Premises, the Landlord shall be entitled to give not less than six (6) calendar months’ notice in writing to the Tenant to determine this Agreement and at the expiry of such notice, everything herein contained shall cease and be void and the Tenant shall immediately deliver up vacant possession of the Premises to the Landlord.

11.2	The Tenant shall not be entitled to claim against the Landlord for any damages, relief or compensation whatsoever but any such termination shall be without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any terms or stipulations contained in this Agreement.

11.3	The expression “Landlord” in this clause shall include the Landlord’s successors in title and this clause shall enure for the benefit of the Landlord’ s successors in title.

11.4	It is also agreed and declared that notwithstanding any other provision(s) in this Agreement and notwithstanding any law to the contrary, the Tenant’s option right(s) (if any) shall be extinguished and determined upon the service of the said notice of termination, irrespective of whether such rights shall have been exercised by the Tenant or not.

11.5	The Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against the extinguishment and determination of its option right(s).

12	Confidentiality

Each party shall not and shall take every reasonable precaution to ensure that its agents, officers or employees and in addition, in case of the Tenant, its contractors, solicitors and other professional advisers do not disclose any term of this Agreement; or disclose or use any information acquired in connection with this Agreement or acquired in connection with the negotiations leading up to it save

(a)	to banks and/or financial institutions for the purposes of the Landlord’s raising and/or arranging finance and/or refinancing whether in connection with the Premises, the Building or the Development;

(b)	to any purchaser(s) or potential purchaser(s) or any other party in connection with any sale, assignment, transfer or other disposal of the Premises, the Building and/or the Development or any part thereof or any interest therein and/or of the shares and/or business of the Landlord, or the discussion or negotiation thereof; and

(c)	to any other party not named herein as approved and deemed fit and necessary by the Landlord.

13	Withholding of Service or Facility

If the Tenant has failed to observe or perform any terms or conditions of this Agreement, the Landlord and/or the Building Manager has the right to withhold any service or facility provided by the Landlord and/or the Building Manager under this Agreement without incurring any liability to the Tenant for any interruption, inconvenience, nuisance, disturbance, loss or damage suffered by the Tenant as a result thereof. The aforesaid right shall be exercisable by the Landlord and Building Manager notwithstanding anything to the contrary contained in this Agreement and without prejudice to any other rights and remedies of the Landlord and/or the Building Manager.

14	Reservation of rights

The Landlord reserves the right, exercisable at any time or times:

14.1	to install or erect at the entrances, passages, passageways, doorways, corridors, landings, staircases, lobbies or other parts of the Building (“Passage Areas”) any counters, vending or capsule machines, kiddie rides, sale booths, promotional counters, showcases or light boxes and to change the access, arrangement and/or location of any of the Passage Area(s) or of the lifts, escalators, toilets or other parts of the Building or any service or apparatus serving the Building;

14.2	to change the name or description of the Building or any part thereof;

14.3	to change the user of the Building or any part thereof, for any other purposes and to alter the layout of the shopping arcade (if any) or office area (if any) or any part or any area of the Building including but not limited to the external walls, advertising space(s), toilets, and Passage Areas and to carry out works and inspection in connection therewith;

14.4	to make or cause to be made any structural or non-structural alteration or improvement in or addition to the Passage Areas or any part of the Building in common use, without incurring any liability to the Tenant on any account whatsoever;

14.5	to make, introduce, amend, adopt or abolish rules and/or regulations as it may consider necessary for the management and maintenance of the Building; or

14.6	to affix, install, remove, maintain, renew or paint on or to such parts of the exterior of the Building and/or the Premises (including but not limited to the walls and windows) flags, poles, banners, posters, decorations, chimneys, sunshades, sculptures, signs, stickers, signboards, advertisements, broadcasting device or structures, marketing or promotional materials (whether or not they are illuminated, with sound system or otherwise), and the Tenant shall not make any objection thereto and shall have no right of action or claim for compensation whatsoever or for any disturbance or interference of its use or enjoyment of the Premises by reason thereof.

15	Meaning of “Tenant”

The expression “Tenant” shall (where the context permits) mean and include the party or parties specifically named herein and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator or receiver thereof.

16	Responsible for acts of servant, etc.

Any act, default, neglect or omissions of any of the Tenant’s Agents shall be deemed to be the act, default, neglect or omission of the Tenant.

17	Special condition(s)

The parties hereto hereby agree that the terms or conditions or matters set out in the Sixth Schedule hereto shall be incorporated as an integral part of this Agreement. In case of inconsistency, the terms and conditions set out in the Sixth Schedule shall prevail.

18	Independent and Severable

Each and every part of the clause, sub-clause, term, condition or provision in this Agreement (save and except otherwise specified) shall be construed as an independent and severable part of this Agreement. In the event that any part of the clause, sub-clause, term, condition or provision is found to be illegal invalid or unenforceable, such part thereof shall be deemed to have been severed from this Agreement and shall not affect the validity and enforceability of the other part of the clause, sub-clause, term, condition or provision and any other parts of this Agreement whatsoever.

19	Governing law

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in all respects in accordance with the laws of HKSAR and the Tenant hereby irrevocably submit(s) himself / themselves to the jurisdiction of the courts of HKSAR.

THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

LANDLORD	WIDE HARVEST INVESTMENT LIMITED（廣滔投資有限公司）whose registered office is situate at 12 h Floor, Tsim Sha Tsui Centre, Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong
(“Landlord” which expression shall include its successors and assigns).

TENANT	SOLOMON JFZ (ASIA) HOLDINGS LIMITED (華贏東方（亞洲）控股有限公司) whose registered office is situate at Room 1910-1912A, Tower 3, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (“Tenant”)

PART II

Premises	SUITE NOS.10-11A, 11B AND 12A on the NINETEENTH FLOOR of TOWER 3 of CHINA HONG KONG CITY (“the Building”), China Ferry Terminal, 33 Canton Road, Kowloon, Hong Kong (the said Suites for the purpose of identification only are shown and coloured Pink on the Floor Plan annexed hereto).

PART III

Term	For the term of TWO (2) YEARS commencing on the 2n’ day of November 2022 (the Term Commencing Date”) and expiring on the lst day of November 2024 (both days inclusive).
For the avoidance of doubt, the Term shall commence and rent, Management Fee and Air-Conditioning Charge, rates and Government rent (if any) become payable from the date as aforementioned even if it falls on a Sunday or public holiday or the Tenant does not take delivery of possession of the Premises on such date.

PART IV

User	Restricted to use by the Tenant as office premises only and for no other purpose whatsoever. The Landlord gives no warranty as to the suitability or fitness of the Premises for the said user.

PART V

Deposit	The sum of HONG KONG DOLLARS FOUR HUNDRED THIRTY THREE THOUSAND SIX HUNDRED AND SEVENTEEN ONLY (HK$433,617.00) (equivalent to 3 months’ rental and 3 months’ Management Fee and Air-Conditioning Charge and rates and Government rent (if any)) payable to the Landlord on or before the signing of this Agreement.

Bank guarantee	N/A

THE SECOND SCHEDULE ABOVE REFERRED TO

PART I

PARTICULARS OF RENT

(1)	The rent payable during the Term shall be Hong Kong Dollars ONE HUNDRED AND SEVEN THOUSAND FIVE HUNDRED AND EIGHTY Only (HK$107,580.00) each calendar month payable in advance on the first day of each calendar month (without any ‘deduction or set-off).

(0)	The rent is exclusive of rates, Government Rent (if any), Management Fee and Air-Conditioning Charge and other outgoings.

PART II

PARTICULARS OF CHARGES

Management Fee and

Air-Conditioning Charge:	HK$32,059.00 per calendar month
(subject to ‘revision pursuant to Clause 1.5 of Section III).

Rates:	HK$14,700.00 per quarter
(subject to revision by the Authority)

Government rent:	Nil
(subject to revision by the Authority)

PART III

Tenant’s email address : Nil

PART IV

Tenancy Preparation and Administration Costs : N/A

THE THIRD SCHEDULE ABOVE REFERRED TO

FITTING OUT REQUIREMENTS

The Tenant shall:

(a)	provide electrical light fittings and a ceiling of non-combustible material approved by the Landlord save that no combustible material will be permitted above the ceiling. If the Tenant requires any extension or relocation of the sprinkler heads and/or the smoke detectors and other fire services equipment installed by the Landlord, the cost of such work will be paid by the Tenant;

(b)	provide vertical window blinds, tracks and fittings at the Tenant’s expenses; paint

(c)	and decorate the interior of the Premises to the satisfaction of the Landlord; furnish and install floor fill and floor finishes. PVC tiles shall not be used unless approved by the Landlord;

(d)	with the relevant plan showing all the details including but not limited to the gauge of wire, etc. duly approved in writing in advance by the Landlord, apply for the electricity and water meters from the relevant Authority, complete all electrical and mechanical installations (heating, lighting system, ventilation, air-conditioning, sub-main cable, wiring, plumbing, drainage and fire services) for the purpose of providing electrical mechanical and drainage services to and within the Premises. The Tenant shall make good all affected areas including but not limited to reinstatement of the ceiling or any part of the common area damaged or removed, which said reinstatement works shall be carried out by the Landlord’s approved contractor at the Tenant’s expense;

(e)	furnish and install or arrange for the installation of telephones and internet as well as other Tenant’s requirements within the Premises together with such meters as are necessary to measure the Tenant’s consumption thereof. The Tenant shall employ only the contractors approved by the Landlord for such purposes;

(f)	furnish and install or arrange for the installation of telephones and internet as well as other Tenant’s requirements within the Premises together with such meters as are necessary to measure the Tenant’s consumption thereof. The Tenant shall employ only the contractors approved by the Landlord for such purposes;

(g)	furnish, install, support and connect all lighting fixtures, including lamps, switches and wiring, save that in the case of support involving cutting into structure, prior written approval of the Landlord will be required and in all instances only the contractor approved by the Landlord shall be used; and

(h)	install such fire extinguishers or other means of fire-fighting equipment inside the Premises as may be required from time to time in accordance with all relevant Laws.

THE FOURTH SCHEDULE ABOVE REFERRED TO
NORMAL AIR-CONDITIONING SUPPLY HOURS

Monday to Friday (both days inclusive)	8:30 a.m. to 7:00 p.m.
Saturday	8:30 a.m. to 2:00 p.m.

For the avoidance of doubt, no normal air-conditioning will be supplied to the Premises on Sundays and public holidays.

The above normal air-conditioning supply hours are subject to revision from time to time by the Landlord or the Building Manager at its sole discretion by giving to the Tenant not less than one (1) month’s prior written notice.

THE FIFTH SCHEDULE ABOVE REFERRED TO

PARTICULARS OR EXTRACT OF INFORMATION OF THE
NOMINATED INSURANCE SCHEME

Names of Insured for Endorsement of Interests	Tenant, Landlord, Sino Real Estate Agency Limited, Sino Estates Management Limited and Building Manager of the Building, as per their respective rights and interests may appear

Minimum Limit of Liability	HK$30,000,000.00 per accident and unlimited for the period of insurance

The policy shall include but not be limited to the following clauses:

i	Cross liability clause

ii	Fire and explosion clause

iii	Indemnity to Landlord clause

iv	Waiver of subrogation

The Tenant is obliged to obtain the consent of the Landlord for any cancellation, modification of or restriction to the terms and conditions of the Nominated Insurance Scheme.

THE SIXTH SCHEDULE ABOVE REFERRED TO
SPECIAL CONDITION(S)

1.	Legal Costs

The Landlord’s solicitors’ legal costs (calculated at full scale), disbursements and other legal expenses in connection with the preparation and signing of this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares. Should the Tenant engage a separate firm of solicitors to act on its behalf then each party shall pay its own solicitor’s costs.

2.	The Tenant shall pay and discharge any temporary electricity charges incurred during the fitting out period as demanded by the Building Manager.

3.	From time to time as necessary and upon completion of the fitting out works in the Premises, the Tenant shall at its own expense remove all debris and rubbish in an orderly and proper manner to the location designated by the Landlord or the Building Manager or their authorised agents.

4.	Green Clauses

(i)	Objective

The Tenant acknowledges the Landlord’s commitment to creating a sustainable business environment for the [Building/Development] and in support, the Tenant shall, at its own cost, use its reasonable endeavors to achieve energy efficiency, water efficiency and purifying efficiency, to use green construction materials and to reduce waste and waste collection in the fitting out of and the use of the Premises, particulars of which are set out in clauses (ii), (iii), (iv) and (v) below and in accordance with the Green Fit-Out Guide for Food & Beverage Tenants or any other guidelines as may from time to time specified by the Landlord (collectively the “Guidelines”).

Energy and Water Management

The Tenant pledges to:-

(a)	reduce and avoid wastage on energy and water consumption, use energy-efficient equipment, energy-efficient air-conditioning vent hoods along with programmable thermostats, energy-efficient lighting, maintain equipment, repair leakage and adopt any other measures such as but not limited to those as specified in the Guidelines.

(b)	develop a strategy for environmentally friendly management of energy and water consumption, where its implementation shall be monitored, examined and adjusted. For better management, the Tenant also pledges to implement a start-up/shutdown schedule and provide energy assessment to the Landlord if so requested by the Landlord.

Indoor Air Quality Control

The Tenant pledges to achieve purifying efficiency in respect of:-

(a)	installation, use and maintenance of any relevant equipment(s);

(b)	procurement, purchase, use and disposal of any relevant goods or materials; and

(c)	operation of business;

with measures such as but not limited to those as specified in the Guidelines.

(iv)	Green Construction Materials of the Premises

The Tenant pledges to minimize the emission of greenhouse gases through selecting low carbon construction materials and products by referring to the CIC Green Product Certification in fitting out or renovation of the Premises.

(v)	Recycling

The Tenant pledges to conduct waste assessment, implement a recycling program and use recycled content products.

(vi)	Upon the Landlord’s request, the Tenant shall provide to the Landlord any information, statistics and documents (the “Data”) which are associated with the sustainability of the use of the Premises including but not limited to the Data relating to energy and water consumption, indoor air quality control, construction decoration and renovation, and implementation of any initiatives by the Tenant or any measures as specified in the Guidelines.

(vii)	The Tenant shall train its employees to conserve and make them acquainted with the Guidelines and/or any measures regarding sustainability initiated by the Tenant and shall encourage its employees to observe the applicable guidelines where practicable.

5.	The Tenant acknowledges that it is a condition precedent to this Agreement that the Tenant shall continue to observe perform and comply with all the terms and conditions contained in the previous agreement dated 2ND November 2020 (“the Previous Agreement”) made between the same parties in respect of the Premises up to the expiration of the term created by the Previous Agreement, failing which, the Landlord shall be entitled to forfeit the tenancy hereby granted by serving written notice of such effect to the Tenant without incurring any liability to the Tenant.

6.	This Agreement is a renewal of the Previous Agreement and the Landlord shall be deemed to have given possession of the Premises to the Tenant on an “as is” basis upon the commencement of the Term and the Tenant hereby undertakes to reinstate the Premises to “bare-shell” condition upon the expiration or sooner determination of this Agreement in accordance with the terms and conditions of Clause 1 of Section X of this Agreement.

7.	The Tenant agrees and confirms that, the rental deposit HK$446,475.00 (“the Existing Deposit”) being the rental deposit attributable to the Premises has been paid by the Tenant to the Landlord under the Previous Agreement. The Tenant has confirmed directed and authorized the Landlord to transfer HK$433,617.00 from part of the Existing Deposit (subject to the Landlord’s right of deduction and forfeiture) as payment for the rental deposit payable hereto by the Tenant to the Landlord hereunder upon the expiration of the term of Previous Agreement. The Landlord hereby agrees to refund the balance of deposit paid under the Previous Agreement in the sum of HK$12,858.00 by cheque without interest, after deduction of all outstanding claims and charges without interest, if any, after the expiration of the Previous Agreement. Subject to Tenant’s full settlement of all payments under the Previous Agreement and upon the Landlord’s application of the Existing Deposit in the aforesaid manner, the Landlord’s obligation to refund the Existing Deposit to the Tenant is hereby released.

THE SEVENTH SCHEDULE ABOVE REFERRED TO
LANDLORD’S PROVISIONS

Nil